EXHIBIT 99(a)(1)(J)
GREEN DOT CORPORATION
PAPER ELECTION FORM
Please review, complete and sign this form, then email it to optionexchange@greendotcorp.com before 11:59 p.m., Pacific Time, on May 7, 2013 (unless Green Dot extends this date). DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN EMAIL, WILL NOT CONSTITUTE VALID DELIVERY.
Election to Exchange Eligible Option(s)
For purposes of participating in the Exchange Offer, I hereby agree to tender my Eligible Option(s) as indicated below to Green Dot by my check in the “Yes” box in the “Exchange Election” column. I understand that such Eligible Option(s) will be canceled as of the date that (1) the Exchange Offer expires and (2) such Eligible Options are accepted by Green Dot in exchange for a lesser number of new nonqualified stock options to purchase Green Dot's Class A common stock (the “New Options”) in accordance with the exchange ratios described in Section 3 (Delivery of Election Form) below. You must tender Eligible Options on a grant-by-grant basis. If you hold more than one Eligible Option and you only tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the shares subject to that particular Eligible Option.

Eligible Options					New Options
Grant ID	Grant Date	Exercise Price	# of Shares Subject to Eligible Option	Exchange Ratio	# of Shares Subject to Eligible Option	Election
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
Additional Terms and Conditions Applicable to this Election Form
1.    Defined Terms. Terms used but not defined in this Election Form have the means ascribed to such terms in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Offer to Exchange ”) that was filed with the Securities and Exchange Commission on April 10, 2013, including the Summary Term Sheet in that document. References in this Election Form to “Green Dot,” “we,” “us,” “our” and “ours,” mean Green Dot Corporation.
2.    Expiration Date. The Option Exchange Program and your right to tender, or withdraw a tender, of your Eligible Options will expire at 11:59 p.m., Pacific Time, on May 7, 2013 or on a later date, if we extend the Option Exchange Program (the “Option Exchange Program Deadline”).
3.    Delivery of Election Form. If you intend to tender your Eligible Options under the Option Exchange Program for a lesser number of New Options in accordance with the exchange ratios set forth below you must complete and acknowledge your participation by submitting an election via the Offer Website at https://greendot.equitybenefits.com or by returning this Election Form if you are not able to submit your election electronically via the Offer Website, and in either case, by the Option Exchange Program Deadline.
Each Eligible Option you properly tender under the Option Exchange Program will entitle you to receive a New Option for a lesser number of shares, depending on the exercise price of the Eligible Option tendered, in accordance with the exchange ratios set forth in the table below:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options
If you tender an Eligible Option for a number of shares that is not evenly divisible by the applicable exchange ratio, you will forfeit any resulting fractional option share. For example, if you tender an Eligible Option to purchase 1,025 shares with an exercise price of $20.00, you will receive a New Option to purchase 854 shares (the resulting .17 fractional option share will be canceled and no consideration will be paid to you for cancellation of that fractional option share).

Your election to participate in the Option Exchange Program will only be effective upon our receipt of this Election Form through the return methods described above or if you submit an election electronically via the Offer Website. Green Dot will not accept delivery of an election to participate in the Option Exchange Program by any other means. You are responsible for ensuring that, if you wish to participate, you complete and acknowledge your participation by submitting an election via the Offer Website at https://greendot.equitybenefits.com or by returning this Election Form if you are not able to submit your election electronically via the Offer Website, and in either case, by the Option Exchange Program Deadline.
The Option Exchange Program is completely voluntary. You are not required to tender your Eligible Options for exchange.
If you do not receive an email from Option Exchange Administration confirming receipt of this Election Form within one business day after you have completed and acknowledged your participation and returned this form by email to the email provided above, please email the Option Exchange Program administrator at optionexchange@greendotcorp.com.
4.    Withdrawal of Election. You may withdraw your election to exchange your Eligible Options at any time prior to the Option Exchange Program Deadline. To withdraw your election to exchange an Eligible Option, you must log on to the Offer Website at https://greendot.equitybenefits.com (or email the Option Exchange Program administrator at optionexchange@greendotcorp.com for another paper election form if you cannot log back on to the Offer Website) and submit a new election to exchange your Eligible Options. You may not rescind any withdrawal, and we will not consider any Eligible Option properly elected for exchange, unless your Eligible Option is properly re-elected before the Option Exchange Program Deadline by following the procedures described in Section 3 (Delivery of Election Form) above.
If you are using the form to withdraw a prior election as provided above, please list below each Eligible Option grant(s) as to which you withdraw your election to exchange under the Option Exchange Program. If you do not know which Eligible Option(s) you have elected to tender under the program, please contact Option Exchange Administration at the e-mail address listed above. If you wish to withdraw your election as to ALL Eligible Options you have previously elected to exchange in the Option Exchange Program, please check the following box and do not complete the following table: ☐ (only check box if you do not wish to participate in the Option Exchange Program at all):

Grant No.	Grant Date	Exercise Price Per Share	Number of Options Eligible for Exchange

NOTE: You must tender options on a grant-by-grant basis. You cannot withdraw a portion of a grant. If you wish to elect to tender other Eligible Option(s) in the Option Exchange Program, please request another election form from Stock Administration at the e-mail address listed above.
5.    Irregularities. We will determine, in our discretion, all questions as to the validity, eligibility, including time of receipt, and acceptance of your election to exchange Eligible Options. Our determination of these matters will be final and binding on all parties. We may reject any election to exchange an Eligible Option that we determine is not in appropriate form or that we determine would be unlawful to accept. Otherwise, we will accept properly and timely elected Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of your election to exchange an Eligible Option or any defect or irregularity in your election to exchange an Eligible Option tendered before the Option Exchange Program Deadline. Your election to exchange an Eligible Option will not be valid until you have cured all defects or irregularities to our satisfaction or they have been waived by us before the Option Exchange Program Deadline. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.
6.    Conditional or Contingent Offers. We will not accept any alternative, conditional or contingent tenders.
We encourage you to consult with your own legal, accounting and tax advisors if you have any questions about how the Option Exchange Program may impact your individual financial or tax situation and the consequences of participating or not participating in the Option Exchange Program.

By signing below, I understand and agree that:

a.	I am an employee of Green Dot Corporation.

b.	I have received and read the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated as of April 10, 2013 (the “Option Exchange Materials”).

c.
I understand that, upon acceptance by Green Dot, my election to participate will constitute a binding agreement between Green Dot and me with respect to all of my Eligible Options that are accepted for cancellation and exchange, unless I complete a later-dated election through the Offer Website (or another permitted method under the Offer to Exchange) with respect to my Eligible Options prior to the Option Exchange Program Deadline. If this election form is being used to withdraw a prior election to participate, my withdrawal will constitute a binding agreement between Green Dot and me, unless I complete a later-dated election through the Offer Website (or another permitted method under the Offer to Exchange) with respect to my Eligible Options prior to the Option Exchange Program Deadline.

d.
I understand that nothing in the Option Exchange Program modifies or changes my employment relationship with Green Dot or its subsidiaries and that, subject to applicable law, if my employment with Green Dot is terminated by me or Green Dot or its subsidiary (as applicable) voluntarily, involuntarily, or for any reason or no reason, on or before the Option Exchange Program Deadline, I will not have a right to the grant that I would have been eligible to receive under the Option Exchange Program.

e.
I understand that, under certain circumstances stated in the Option Exchange Materials, Green Dot may extend, amend, withdraw or terminate the Option Exchange Program and postpone its acceptance and cancellations of any Eligible Option that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered by me for exchange but not accepted will remain in effect with their current terms and conditions.

f.	I understand that my elections pursuant to this Election Form will survive my death or incapacity and will be binding on my heirs, personal representatives, successors and assigns.

g.
I understand that to administer the Option Exchange Program, Green Dot must collect, use and transfer certain information regarding me and my Eligible Options, including, but not limited to, my name, home address and telephone number, date of birth, social security number, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Green Dot or its subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor. Further, Green Dot may have to pass that information onto third parties who are assisting with the Option Exchange Program. By submitting this Election Form, I explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of my personal data by me and the third parties assisting Green Dot with the Option Exchange Program, for the exclusive purpose of implementing, administering and managing my participation in the Option Exchange Program. By submitting this Election Form, I also acknowledge and agree that:

•	The parties receiving this data may be located outside of my country of residence, and the recipient's country may have different data privacy laws and protections than my country of residence;

•	The data will be held only as long as necessary to implement, administer and manage the Option Exchange Program;

•	I can request from Green Dot a list of the names and addresses of any potential recipients;

•	I can request additional information about how the data is stored and processed; and

•	I can request that the data be amended if it is in correct.

Date:	, 2013
Optionee Signature

Optionee Name (please print)

Optionee Social Security or Taxpayer ID Number (please print)